EXHIBIT 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

The Employment Agreement, by and between Electro Rent Corporation, a California corporation, (the “Company”) and Craig R. Jones (the “Executive”), dated October 31, 2005 (the “Agreement”), is hereby clarified and supplemented as set forth below by this first amendment to the Agreement (the “Amendment”). This Amendment is effective as of August , 2012 (the “Effective Date”). Capitalized terms not otherwise defined in this Amendment are given the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Agreement provides for accelerated vesting of equity compensation awards under its Section 5.2.1 and the parties wish to clarify that all such unvested equity compensation awards are covered by this provision;

WHEREAS, the Agreement provided for alternative timing with respect to post-employment payments under its Sections 5.2.1 and 5.2.2 and the parties wish to clarify the timing of any such payments and the predicate conditions to any such post-employment payments;

WHEREAS, the Agreement provides that the Executive may resign for Good Reason and the parties wish to clarify the process through which such resignation can occur;

WHEREAS, the Agreement provides that none of the terms or provisions of the Agreement shall be modified, waived, amended or terminated, except by a written instrument signed by the parties; and

WHEREAS, the parties agree that this Amendment is not a material amendment or material modification to the Agreement but rather is just a clarification of certain provisions of the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

1. Accelerated Vesting of Equity Compensation Awards. In order to clarify that all equity compensation awards are eligible for accelerated vesting under Section 5.2.1, the following clause in Section 5.2.1 of the Agreement,

(2) the vesting of all of Executive’s options granted by the Company shall be immediately accelerated.,

shall be entirely restated to read as follows:

(2) the vesting of all of Executive’s then-outstanding unvested equity compensation awards granted by the Company (including without limitation any stock options or restricted stock units) shall be immediately accelerated.

2. Timing of Payments and Conditions to Payments. In order to clarify the timing of certain payments and benefits under Sections 5.2.1 and 5.2.2 and the conditions affecting such payments and benefits, the following revisions are applicable to Sections 5.2.1, 5.2.2 and 5.4 of the Agreement.

(i) The following clause in Section 5.2.1 of the Agreement,

Executive shall be entitled to receive as a severance payment two times Executive’s Base Salary in effect at that time, payable, at the Company’s option, either (i) in monthly installments over two years or (ii) as one accelerated lump sum as soon as practically possible, with an appropriate discount to reflect such acceleration, shall be entirely restated to read as follows:

Executive shall be entitled to receive as a severance payment two times Executive’s Base Salary in effect at that time, payable as one lump sum on the 60th day after Executive’s termination of employment

(ii) The following clause in Section 5.2.2 of the Agreement,

Executive shall be entitled to receive as a severance payment an amount equal to one year of Base Salary in effect at that time, payable, at the Company’s option, either (i) in monthly installments over one year or (ii) as one accelerated lump sum as soon as practically possible, with an appropriate discount to reflect such acceleration.

shall be entirely restated to read as follows:

Executive shall be entitled to receive as a severance payment one times Executive’s Base Salary in effect at that time, payable as one lump sum on the 60th day after Executive’s termination of employment.

(iii) The following clause in Section 5.4 of the Agreement,

and the Company may require that Executive will sign a reasonable release to that effect as a condition to any severance payments.,

shall be entirely restated to read as follows:

and the Company shall require as a condition of payment that (a) the Executive deliver to the Company (on or within 45 days after his termination of employment) a signed and dated reasonable release of all claims against the Company and its affiliates, in a form prescribed by the Company (“Release”) and (b) Executive not revoke such Release and (c) Executive remain in full compliance with the terms of the Release.

3. Good Reason Process. In order to clarify the process for effecting a Good Reason resignation, the following clause in the definition of Good Reason in the Agreement,

and in each case such matter continues for more than ten (10) days after written notice from Executive (except in the case of a willful breach, which shall require no warning).,

shall be entirely restated to read as follows:

and in each case Executive must provide the Company with written notice within ninety (90) days of the initial existence of the purported Good Reason event and such notice must describe in detail the basis and underlying facts supporting Executive’s belief that a Good Reason event has occurred (the “Good Reason Notice”). After its receipt of the Good Reason Notice, the Company shall then have thirty (30) days to cure or remedy the alleged Good Reason event. Executive’s resignation for Good Reason can only be effective if the Company has not cured or remedied the Good Reason event within thirty (30) days after the Company’s receipt of the Good Reason Notice and if Executive actually resigns his employment for Good Reason within sixty (60) days after the expiration of the foregoing thirty (30) day cure/remedy period.

4. Governing Law. This Amendment shall be interpreted, construed and enforced in accordance with the laws of the State of California.

5. No Other Modification. Except as provided above in this Amendment, all terms, provisions, covenants and conditions in the Agreement shall remain in full force and effect and shall not be affected by this Amendment.

6. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

IN WITNESS WHEREOF, the parties hereby execute this First Amendment to the Agreement as of the Effective Date.

ELECTRO RENT CORPORATION

By:	/s/ Daniel Greenberg	/s/ Craig R. Jones
Name:	Daniel Greenberg	Craig R. Jones
Title:	Chief Executive Officer

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